Exhibit 10.4
THIRD AMENDMENT TO LEASE
     THIS THIRD AMENDMENT TO LEASE (“Amendment”) is entered into, and is effective for all purposes as of April 17, 2007, by and between RREEF AMERICA REIT III-Z1 LLC, a Delaware limited liability company (“Landlord”), successor in interest to BCIA New England Holdings LLC (“BCIA”), a Delaware limited liability company, and AMERESCO, INC., a Delaware corporation (“Tenant”).
RECITALS:
     A. BCIA and Tenant entered into that certain Lease dated November 20, 2000 (“Original Lease”), for approximately 11,684 rentable square feet (“Original Premises’) on the fourth (4th) floor of the building known as Point West Place, 111 Speen Street, Framingham, Massachusetts (the “Building”).
     B. BCIA and Tenant entered into the First Amendment To Lease dated November 30, 2001 (“First Amendment”) and expanded the Original Premises by including an additional 864 rentable square feet on the 4th floor of the Building totaling 12,548 rentable square feet.
     C. BCIA and Tenant entered into the Second Amendment To Lease and Expansion Agreement dated April 8, 2005 (“Second Amendment”) and expanded the already expanded Original Premises by including an additional 2,447 rentable square feet on the 4th floor of the Building totaling 14,995 rentable square feet (herein referred to as the “Current Premises). In addition, BCIA licensed to Tenant pursuant to a certain Storage Space License, attached to the Second Amendment, the use of approximately 400 rentable square feet of storage area in the basement of the Building as therein referred to as the Storage Space.
     D. The Original Lease, as amended by the First Amendment and Second Amendment, is herein referred to as the Lease.
     E. Landlord has succeeded to all of the right, title and interest of BCIA under the Lease.
     F. Tenant and Landlord now desire to, further amend the Lease to extend the Term and provide for certain expansion space upon terms and conditions as hereinafter set forth.
     G. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and shall govern should a conflict exist with previous terms and conditions.
AGREEMENT:
     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Recitals. The recitals set forth above are hereby incorporated herein as if fully set forth.

     2. Capitalized Terms. All capitalized terms used herein shall have the same meanings ascribed to them in the Lease, unless otherwise defined in the Amendment.
     3. Additional Space. Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, in addition to the Current Premises, approximately 5,362 rentable square feet of space on the fourth floor of the Building as approximately depicted on Exhibit A, attached hereto and incorporated herein (the “Additional Space”). Effective on the date on which Landlord tenders possession of the Additional Space to Tenant with Landlord’s Work under Exhibit B substantially complete (the “Additional Space Commencement Date”), the Premises subject to the Lease shall consist of the Current Premises as expanded to include the Additional Space totaling 20,357 rentable square feet, and all references in the Lease to the “Premises” shall refer to such expanded space.
     4. Term. The existing Term, which is scheduled to expire December 31, 2008, is hereby extended to expire on December 31, 2010.
     5. Rent Schedule. For the Additional Space, effective the Additional Space Commencement Date, Tenant shall pay $11,617.67 monthly as Basic Rent. In addition for the Current Premises, Tenant shall continue to pay Basic Rent as provided for in the Lease through December 31, 2008 and effective January 1, 2009, Tenant shall pay Basic Rent for the entire Premises, as herein expanded, according to the following schedule:

Period		Rentable Square	Annual Rent Per		Monthly Installment
from	through	Footage	Square Foot	Annual Rent	of Rent
1/1/2009	12/31/2009	20,357	$27.00	$549,639.00	$45,803.25
1/1/2010	12/31/2010	20,357	$28.00	$569,996.00	$47,499.67
     6. Condition of Premises.
          (a) Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment, other than as is set forth in this Paragraph 6. Except as is provided in this Paragraph 6, Tenant accepts the Additional Space in its “as is” condition.
          (b) Landlord shall tender possession of the Additional Space with all the work to be performed by Landlord pursuant to Exhibit B to this Lease substantially completed, endeavoring to do so by July 1, 2007, provided that Landlord effectuates an early termination of the existing tenant’s lease and a timely vacating of such space (the “Scheduled Commencement Date”). Tenant shall deliver a punch list of items not completed within thirty (30) days after Landlord tenders possession of the Additional Space and Landlord agrees to proceed with due diligence to perform its obligations regarding such items. Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit C attached hereto, setting forth the actual Additional Space Commencement Date, Termination Date and, if necessary, a revised rent schedule to take into consideration any changes of dates in the rent schedule as provided in this Amendment. Should Tenant fail to do so within thirty (30) days after Landlord’s request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct.

          (c) Tenant agrees that in the event of the inability of Landlord to deliver possession of the Additional Space on the Scheduled Commencement Date for any reason, Landlord shall not be liable for any damage resulting from such inability and Tenant shall continue in occupancy of, and paying rent on account of, the Current Premises at the rate payable under the Lease; but Tenant shall not be liable for any rent for the Additional Space until the time when Landlord can, after notice to Tenant, deliver possession of the Additional Space to Tenant. No such failure to give possession on the Scheduled Commencement Date shall affect the other obligations of Tenant under this Lease, except that if Landlord is unable to deliver possession of the Additional Space within one hundred twenty (120) days after the Scheduled Commencement Date (other than as a result of strikes, shortages of materials, tenancies or similar matters beyond the reasonable control of Landlord and Tenant is notified by Landlord in writing as to such delay), Tenant shall have the option to deliver a termination notice, unless and to the extent that said delay is as a result of: (a) Tenant’s failure to agree to plans and specifications and/or construction cost estimates or bids; (b) Tenant’s request for materials, finishes or installations other than Landlord’s standard except those, if any, that Landlord shall have expressly agreed to furnish without extension of time agreed by Landlord; (c) Tenant’s material change in plans or specifications; or, (d) performance or completion by a party employed by Tenant (each of the foregoing, a “Tenant Delay”). If any delay is the result of a Tenant Delay, the Additional Space Commencement Date and the payment of rent as set forth in this Amendment shall be accelerated by the number of days of such Tenant Delay. Subject to the foregoing, if Landlord fails to substantially complete such work and deliver possession of the Additional Space within thirty (30) days after delivery of the termination notice, this Amendment shall be cancelled and of no force or effect, and the Lease shall continue in full force and effect without reference to this Amendment.
          (d) Landlord shall permit Tenant, or any agent, employee or contractor of Tenant, after the existing tenant has vacated the Additional Space, to enter, use or occupy the Additional Space prior to the Additional Space Commencement Date for the purpose of installing Tenant’s furniture, fixtures and equipment. Such entry, use or occupancy shall be subject to all the provisions of this Lease other than the payment of any increase in rent pursuant to this Amendment for the period of time prior to the Additional Space Commencement Date. Said early possession shall not advance the Termination Date.
     7. Tenant’s Proportionate Share For the Additional Space. Effective as of the Additional Space Commencement Date, Tenant’s Proportionate Share for the Additional Space shall be 4.67% .
     8. Base Year for Operating Expenses for the Additional Space. Calendar year 2008; provided that if the Additional Space Commencement Date is prior to August 1, 2007, then the Base Year is calendar year 2007.
     9. Base Year for Taxes for the Additional Space. Calendar year 2008; provided that if the Additional Space Commencement Date is prior to August 1, 2007, then the Base Year is calendar year 2007.
     10. Security Deposit. None.

     11. Estimated Cost of Electrical Service. Effective the Additional Space Commencement Date, Tenant shall pay Cost of Tenant’s Electricity for Lights & Plugs attributable to the Additional Space at the rate of $7,238.70 annually in monthly installments of $603.23 in addition to the monthly payments for Cost of Tenant’s Electricity for Lights & Plugs for the Current Premises.
     12. Use and Restrictions on Use. Sections 5.1, 5.3 and 5.4 of the Original Lease shall be deleted in their entirety and the following substituted therefor:
          (a) “The Premises are to be used solely for general office purposes. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure, annoy, or disturb them, or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use and occupancy of the Premises by Tenant and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof, other than as permitted herein.
          (b) Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Lease) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section.
          (c) Tenant and the Tenant Entities will be entitled to the non-exclusive use of the common areas of the Building as they exist from time to time during the Term, including the parking facilities, subject to Landlord’s rules and regulations regarding such use. However, in no event will Tenant or the Tenant Entities park more vehicles in the parking facilities than Tenant’s Proportionate Share of the total parking spaces available for common use. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces or any specific number of parking spaces.”
     13. Indemnification. Section 10.1 “Tenant’s Indemnity” as stated in the Original Lease shall be deleted in its entirety and the following substituted therefore:
          (a) None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except that such waiver shall not apply to the extent such claim is caused by or is arising from the negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s failure to comply with any and all applicable governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or (d) any material breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.”
     14. Insurance. Section 10.2 “Tenant Insurance” as stated in the Original Lease shall be deleted in its entirety and the following substituted therefor:
“Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may reasonably require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Workers’ Compensation Insurance with limits as required by statute and Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (e) Business Interruption Insurance.
The aforesaid policies shall (a) be provided at Tenant’s expense; (b) be issued by an insurance company with a minimum Best’s rating of
“A-:VII” during the Term; and (c) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 or comparable alternate and a certificate of Property insurance on ACORD Form 28 or comparable alternate shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.
Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.”
     15. Tenant’s Authority (OFAC). If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease. To Tenant’s knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

     16. Renewal Option. Tenant shall, provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, have one (1) successive option to renew this Lease for a term of three (3) years, for the portion of the Premises being leased by Tenant as of the date the renewal term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:
          (a) If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is twelve (12) months prior to the expiration of the Term of the Lease but no later than the date which is nine (9) months prior to the expiration of the Term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Term of the Lease.
          (b) The Basic Rent in effect at the expiration of the Term of the Lease shall be increased to reflect the current fair market rental for comparable space in the Building and in other similar buildings in the same rental market as of the date the renewal term is to commence, taking into account the specific provisions of the Lease which will remain constant. Landlord shall advise Tenant of the new Basic Rent for the Premises no later than sixty (60) days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its option under this Paragraph. In no event shall the Basic Rent be less than the Basic Rent in the preceding period.
          (c) This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew except for an affiliate of Tenant.
     17. Right of First Offer. Provided Tenant is not then in default under the terms, covenants and conditions of the Lease and subject to superior rights of other tenants of the Building as of the execution of this Amendment, Tenant shall have the one-time right of first offer to lease any space on the fourth and/or fifth floors of the Building (any such space, referred to as an “Expansion Space”) at such time as an Expansion Space is vacated by the prior tenant and Landlord proposes to offer such space to the public for lease. In such event, Landlord shall give written notice to Tenant of the date of availability of the Expansion Space and the terms and conditions on which Landlord intends to offer it to the public and Tenant shall have a period of ten (10) business days in which to exercise Tenant’s right to lease the Expansion Space pursuant to the terms and conditions contained in Landlord’s notice, failing which Landlord may lease the Expansion Space to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to that particular portion of the Expansion Space. Without limiting the generality of the foregoing, if Landlord leases a particular Expansion Space to a third party pursuant to the preceding sentence and such Expansion Space is subsequently vacated again during the Term of this Lease or any renewal hereof, Tenant shall not have a new right of first offer to lease such Space. If Tenant exercises its right to lease hereunder, effective as of the date Landlord delivers the Expansion Space, the Expansion Space shall automatically be included within the Premises and subject to all the terms and conditions of the Lease, except as set forth in Landlord’s notice and as follows:

          (a) Tenant’s Proportionate Share shall be recalculated, using the total square footage of the Premises, as increased by the Expansion Space.
          (b) The Expansion Space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the Expansion Space or grant Tenant any improvement allowance thereon.
          (c) If requested by Landlord, Tenant shall, prior to the beginning of the term for the Expansion Space, execute a written memorandum confirming the inclusion of the Expansion Space and the Basic Rent for the Expansion Space.
          (d) Notwithstanding the foregoing, Tenant shall have no right to lease the Expansion Space if the Termination Date under this Lease is prior to the date on which the term of the lease of the Expansion Space would expire under the terms under which Landlord intends to offer the Expansion Space to the public (“Expansion Termination Date”) (e.g., if only one year remains in the term of this Lease but Landlord requires a minimum term of three years for the Expansion Space, Tenant would have no right to lease the Expansion Space). However, if Tenant has a remaining renewal option which, if properly exercised, would extend the Termination Date of this Lease to or beyond the Expansion Termination Date, Tenant shall have the right to lease the Expansion Space if, concurrently with its exercise of that right, it also exercises such renewal option.
          (e) Nothing herein shall be construed as to prohibit Landlord from extending the term of the lease of any existing tenant.
          (f) This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid right of first offer shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid right.
     18. Commissions. Each of the parties represents and warrants that it has not dealt with any broker or finder in connection with this Amendment, except for Richards Barry Joyce & Partners, LLC, whose commission shall be paid by the Landlord pursuant to a separate agreement. Each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Premises and this Amendment from any other real estate broker or agent.
     19. Parking Garage. Section 2.2(c) of the Original Lease is modified as of the Additional Space Commencement Date to change “One” to “Two” in the first line of the second sentence thereof.

     20. Incorporation. Except as modified herein, all other terms and conditions of the Lease and the Storage Space License shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder. Tenant acknowledges that as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.
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     21. Storage Space License. Effective as of the complete execution of this Amendment, the Storage Space License, as attached to the Second Amendment, is modified by substituting “200 rentable square feet of storage space” for “400 rentable square feet of storage space” with a License fee of $2,000.00 per annum, payable in equal monthly installments of $166.67 in lieu of $4,000.00 per annum, payable in equal monthly installments of $333.33 as state therein.
     22. Limitation of Landlord Liability. Redress for any claim against Landlord under this Amendment and the Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Property. The obligations of Landlord under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

RREEF AMERICA REIT III-Z1 LLC, a Delaware limited liability company		AMERESCO, INC., a Delaware Corporation

By:	RREEF Management Company, a Delaware corporation, Authorized Agent

By:	/s/ David F. Cone	By:	/s/ Kathleen D. Ruggiero

Name:	David F. Cone	Name:	/s/ Kathleen D. Ruggiero

Title: District Manager		Title: VP HR

Dated: June 27, 2007		Dated: May 8, 2007